Exhibit 11
                                TRIMAS CORPORATION
                     COMPUTATION OF EARNINGS PER COMMON SHARE
                     (In Thousands, Except Per Share Amounts)



                                  Twelve Months Ended     Three Months Ended
                                      December 31,            December 31,
                                    1995        1994        1995        1994
Primary:

      Net income                  $56,020     $50,100     $12,800     $11,960

      Weighted average common
        shares outstanding         36,644      36,644      36,644      36,644
      Dilution of stock options       347         382         334         357

      Weighted average common
        and common equivalent
        shares outstanding
        after assumed exercise
        of options                 36,991      37,026      36,978      37,001

      Primary earnings per
        common share                $1.51       $1.35        $.35        $.32

Fully diluted:

      Net income                  $56,020     $50,100     $12,800     $11,960
      Add after tax convertible
        debenture related
        expenses                    3,680       3,680         920         920

      Net income as adjusted      $59,700     $53,780     $13,720     $12,880

      Weighted average common
        shares outstanding         36,644      36,644      36,644      36,644
      Dilution of stock options       347         382         334         357
      Addition from assumed
        conversion of convertible
        debentures                  5,083       5,083       5,083       5,083

      Weighted average common
        and common equivalent
        shares outstanding on
        a fully diluted basis      42,074      42,109      42,061      42,084

      Fully diluted earnings
        per common share            $1.42       $1.28        $.33        $.31